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                                                                      Exhibit 99

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Vertex Pharmaceuticals Incorporated
         Registration on Form S-8

We are aware that our report dated July 22, 1997 on our review of interim financial information of Vertex Pharmaceuticals Incorporated for the three month and six month periods ended June 30, 1997 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-8 (File Nos. 33-48030, 33-48348, 33-65742, 33-93224, 333-12325 and 333-27011). Pursuant
to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                         /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
August 12, 1997